Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

HEIDRICK & STRUGGLES REPORTS SECOND QUARTER 2006

FINANCIAL RESULTS

CHICAGO (August 1, 2006)—Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced financial results for its second quarter ended June 30, 2006.

Consolidated net revenue of $120.2 million increased 16.3 percent from $103.4 million reported in the 2005 second quarter. The effect of foreign currency exchange in the quarter was negligible. Net revenue grew 14.9 percent in the Americas, 17.9 percent in Europe and 18.9 percent in the Asia Pacific region. The total number of confirmed executive searches was up six percent from the 2005 second quarter, and was up nine percent sequentially, compared to the 2006 first quarter. The number of consultants increased to 335 as of June 30, 2006, compared to 333 at March 31, 2006 and 307 at June 30, 2005. Productivity, as measured by annualized revenue per executive search consultant, improved to $1.4 million and the average fee per executive search increased to $100,000.

Operating income was $15.5 million, representing an operating margin (measured as a percentage of net revenue) of 12.9 percent. This compares to an operating loss of $7.8 million in the 2005 second quarter, which included $20.8 million in restructuring charges. Excluding restructuring charges in both periods, which management believes more appropriately reflects core operations, operating income in the 2006 second quarter was $15.9 million and the operating margin was 13.2 percent, compared to 2005 second quarter operating income of $13.0 million and an operating margin of 12.6 percent. The year-over-year improvements in operating income and operating margin reflect steps taken by the company last year to improve its operating cost structure, as well as the increase in operating leverage inherent in the company’s business model at higher net revenue levels.

Thomas J. Friel, chairman and chief executive officer, said, “We are very pleased with our strong second quarter and solid first half results. This is the highest quarterly revenue we’ve achieved since the second quarter of 2001 and it reflects all our growth drivers at work. We won more search assignments, increased our hiring efforts over the last year, and we focused on improving productivity and achieving higher fees per search. We will continue to thoughtfully manage our investments in hiring and training while driving profitable growth.”

Net income in the 2006 second quarter was $10.4 million and diluted earnings per share were $0.55, reflecting an effective tax rate of 36.0 percent. Share repurchases during the quarter had a less than $0.01 impact on diluted earnings per share. In the second quarter of 2005, the net loss of $5.0 million included $18.5 million in restructuring charges, net of tax, and the loss per diluted earnings per share of $0.26 included $0.95 per share of restructuring charges. Excluding restructuring charges in the 2005 second quarter, net income would have been $13.6 million and diluted earnings per share would have been $0.69, reflecting an 8.1 percent effective tax rate primarily due to a partial reversal of the valuation allowance against deferred tax assets.

Consolidated salaries and employee benefits expenses were $81.0 million, an increase of 19.0 percent from $68.1 million in the comparable quarter of 2005. As a percentage of net revenue, salaries and employee benefits were 67.4 percent for the quarter, compared to 65.8 percent in the year-ago period. The increase in compensation-related expenses in the 2006 second quarter primarily relates to the increase in the number of consultants who were hired during the last year. The year-over-year increase also reflects the benefit of $1.5 million in the 2005 second quarter related to a change in the company’s compensation plan. Total stock-based compensation expense was $6.3 million during the quarter, compared to $4.5 million in last year’s second quarter. Effective January 1, 2006, the company implemented SFAS No. 123R, “Share-Based Payment,” which resulted in an increase of $0.9 million in stock option expense in the 2006 second quarter.

Consolidated general and administrative expenses were $23.3 million, up 4.0 percent from $22.4 million reported in the year-ago period. As a percentage of net revenue, consolidated general and administrative expenses declined to 19.4 percent from 21.6 percent in the 2005 second quarter. The improvement reflects efforts undertaken to reduce operating expenses in 2005, a continued focus on cost control, and leverage from higher revenue levels.

Net cash provided by operating activities was $30.3 million, compared to $13.0 million in last year’s second quarter when the company initiated a major restructuring. Cash, cash equivalents and short-term investments at June 30, 2006 were $159.8 million, compared to $153.7 million at June 30, 2005, and $158.4 million at March 31, 2006.

During the second quarter, the company repurchased 974,469 shares of its common stock at an average price of $33.74 for total consideration of $32.9 million. Of this amount, $23.8 million was used to complete the $50 million September 2005 stock repurchase authorization. The additional $9.1 million was used to repurchase 271,889 shares at an average price per share of $33.55 under the $50 million stock repurchase program authorized and announced in May 2006. As of June 30, 2006, $40.9 million remains authorized.

Regional Review for the 2006 Second Quarter

The Americas reported net revenue of $68.1 million, up 14.9 percent over the second quarter of 2005, and up 22.1 percent sequentially. Strong results from the Financial Services, Health Care and Consumer industry groups contributed to year-over-year growth in this region. Operating income of $16.1 million was up 1.7 percent over last year’s second quarter and up 64.5% sequentially. The 2006 second quarter operating margin was 23.6 percent compared to 26.7 percent last year, primarily reflecting increased hiring in the period. Consultant headcount in the Americas was 177 at the end of June 2006, an increase of 17 consultants since June 2005.

In Europe, net revenue of $40.5 million increased 17.9 percent from the prior-year quarter and was up 14.3 percent sequentially, driven in both cases by strong performance in the Financial Services industry group. Operating income of $3.9 million was up 224 percent from last year’s second quarter, and up 39.1 percent sequentially. The operating margin of 9.7 percent increased from 3.5 percent in last year’s second quarter, and from 8.0 percent in the 2006 first quarter, reflecting continued cost containment initiatives and higher revenue levels.

In Asia Pacific, record net revenue of $11.6 million increased 18.9 percent from the prior year quarter and was up 12.6 percent sequentially. Year-over-year net revenue growth was driven by continued strong business across the region with especially strong growth in the Industrial, Health Care and Technology industry groups. Operating income of $2.9 million was up 29.4 percent over last year’s second quarter and up 13.9 percent sequentially. The operating margin of 25.1 percent increased from 23.1 percent in last year’s second quarter and from 24.8 percent in the first quarter.

Six Month Results

For the six months ended June 30, 2006, net revenue was $221.7 million, a 9.8 percent increase from $202.0 million in the first six months of 2005. Operating income in the first six months of 2006 was $24.0 million, representing an operating margin of 10.8%, compared to an operating loss in the first six months of 2005 of $1.4 million. Excluding restructuring charges, operating income in the 2006 period was $24.5 million and the operating margin was 11.1 percent, compared to operating income in the 2005 period of $19.4 million with a 9.6 percent operating margin. Net income for the first six months of 2006 was $16.3 million and diluted earnings per share were $0.85, reflecting an effective tax rate of 39.2 percent. For the same period of 2005 net income was $1.9 million, including $18.5 million in restructuring charges, net of tax, and diluted earnings per share were $0.09, including $0.92 of restructuring charges, reflecting an effective tax benefit rate of 21.0 percent.

Confirming 2006 Annual Outlook

For 2006, the company reiterates its annual guidance for net revenue of between $445 million and $465 million, representing growth over 2005 net revenue of between 8 percent and 13 percent. At those net revenue levels the company expects its 2006 full-year operating margin, excluding any changes to estimates in restructuring reserves, to improve to approximately 12 percent. Net income and earnings per share are expected to reflect a full-year effective tax rate of between 38 percent and 40 percent. The quarterly and full-year tax rate estimates can be significantly impacted by country-level results and can vary significantly by reporting period, as well as by discrete items that require immediate recognition in a particular quarter.

Commenting further on the results Friel added, “Our first half results reflect contributions to revenue growth and margin improvement from every region. While our search continues for a new CEO, our management team and I remain focused on achieving our financial and operating objectives for the year.”

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review second quarter 2006 results today, August 1, at 9:00 am (CDT). Participants may access the company’s call and supporting slides through the Internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, the company has focused on quality service and built strong leadership teams through its relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit http://www.heidrick.com.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; the condition of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; an inability to achieve the planned cost savings from our cost-reduction initiatives; an inability to sublease or assign unused office space; our ability to realize our tax loss carryforwards; the timing of any deferred tax asset valuation allowance reversals; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Contacts for analysts & investors:	Julie Creed, VP Investor Relations
312-496-1774 or jcreed@heidrick.com

Contact for media:	Eric Sodorff, Director of Communications
312-496-1613 or esodorff@heidrick.com

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2006	2005	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$120,173	$103,373	$16,800	16.3%
Reimbursements	5,765	4,521	1,244	27.5%

Total revenue	125,938	107,894	18,044	16.7%

Operating expenses:
Salaries and employee benefits	81,010	68,054	12,956	19.0%
General and administrative expenses	23,266	22,366	900	4.0%
Reimbursed expenses	5,765	4,455	1,310	29.4%
Restructuring charges	379	20,837	(20,458)

Total operating expenses	110,420	115,712	(5,292)	-4.6%

Operating income (loss)	15,518	(7,818)	23,336

Non-operating income (expense):
Interest income	1,467	1,264
Interest expense	(8)	(186)
Net realized and unrealized losses on equity and warrant portfolio	(81)	(46)
Other, net	(674)	709

Net non-operating income	704	1,741

Income (loss) before income taxes	16,222	(6,077)

Provision for (benefit from) income taxes	5,832	(1,110)

Net income (loss)	$10,390	$(4,967)

Basic earnings (loss) per common share	$0.58	$(0.26)	$0.84	NM
Basic weighted average common shares outstanding	18,069	18,956	(887)	-4.7%
Diluted earnings (loss) per common share	$0.55	$(0.26)	$0.81	NM
Diluted weighted average common shares outstanding	18,962	18,956	6	0.0%

Salaries and employee benefits as a percentage of net revenue	67.4%	65.8%		1.6%
General and administrative expense as a percentage of net revenue	19.4%	21.6%		-2.2%
Operating income (loss) as a percentage of net revenue	12.9%	-7.6%		20.5%
Operating income as a percentage of net revenue (excluding restructuring)	13.2%	12.6%		0.6%
Effective tax rate	36.0%	18.3%		17.7%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Three Months Ended June 30,
	2006	2005	$ Change	% Change	2006 Margin *	2005 Margin *
Revenue:
Americas	$68,115	$59,302	$8,813	14.9%
Europe	40,468	34,325	6,143	17.9%
Asia Pacific	11,590	9,746	1,844	18.9%

Revenue before reimbursements (net revenue)	120,173	103,373	16,800	16.3%
Reimbursements	5,765	4,521	1,244	27.5%

Total revenue	$125,938	$107,894	$18,044	16.7%

Operating Income (Loss):
Americas	$16,082	$15,810	$272	1.7%	23.6%	26.7%
Europe	3,934	1,215	2,719	223.8%	9.7%	3.5%
Asia Pacific	2,913	2,251	662	29.4%	25.1%	23.1%

Total regions	22,929	19,276	3,653	19.0%	19.1%	18.6%
Corporate	(7,032)	(6,257)	(775)	-12.4%

Operating income before restructuring charges	15,897	13,019	2,878	22.1%	13.2%	12.6%
Restructuring charges	(379)	(20,837)	20,458

Operating income (loss)	$15,518	$(7,818)	$23,336

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Six Months Ended June 30,
	2006	2005	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$221,654	$201,955	$19,699	9.8%
Reimbursements	10,567	11,396	(829)	-7.3%

Total revenue	232,221	213,351	18,870	8.8%

Operating expenses:
Salaries and employee benefits	151,144	135,966	15,178	11.2%
General and administrative expenses	46,004	46,643	(639)	-1.4%
Reimbursed expenses	10,567	11,342	(775)	-6.8%
Restructuring charges	555	20,837	(20,282)

Total operating expenses	208,270	214,788	(6,518)	-3.0%

Operating income (loss)	23,951	(1,437)	25,388

Non-operating income (expense):
Interest income	3,254	2,421
Interest expense	(21)	(341)
Net realized and unrealized gains (losses) on equity and warrant portfolio	115	(196)
Other, net	(451)	1,118

Net non-operating income	2,897	3,002
Income before income taxes	26,848	1,565
Provision for (benefit from) income taxes	10,532	(328)

Net income	$16,316	$1,893

Basic earnings per common share	$0.89	$0.10	$0.79	NM
Basic weighted average common shares outstanding	18,310	19,090	(780)	-4.1%
Diluted earnings per common share	$0.85	$0.09	$0.76	NM
Diluted weighted average common shares outstanding	19,212	20,200	(988)	-4.9%

Salaries and employee benefits as a percentage of net revenue	68.2%	67.3%		0.9%
General and administrative expense as a percentage of net revenue	20.8%	23.1%		-2.3%
Operating income (loss) as a percentage of net revenue	10.8%	-0.7%		11.5%
Operating income as a percentage of net revenue (excluding restructuring)	11.1%	9.6%		1.4%
Effective tax rate	39.2%	—		39.2%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Six Months Ended June 30,
	2006	2005	$ Change	% Change	2006 Margin *	2005 Margin *
Revenue:
Americas	$123,911	$113,879	$10,032	8.8%
Europe	75,863	68,412	7,451	10.9%
Asia Pacific	21,880	19,664	2,216	11.3%

Revenue before reimbursements (net revenue)	221,654	201,955	19,699	9.8%
Reimbursements	10,567	11,396	(829)	-7.3%

Total revenue	$232,221	$213,351	$18,870	8.8%

Operating Income (Loss):
Americas	$25,856	$24,663	$1,193	4.8%	20.9%	21.7%
Europe	6,762	2,071	4,691	226.5%	8.9%	3.0%
Asia Pacific	5,470	4,741	729	15.4%	25.0%	24.1%

Total regions	38,088	31,475	6,613	21.0%	17.2%	15.6%
Corporate	(13,582)	(12,075)	(1,507)	-12.5%

Operating income before restructuring charges	24,506	19,400	5,106	26.3%	11.1%	9.6%
Restructuring charges	(555)	(20,837)	20,282

Operating income (loss)	$23,951	$(1,437)	$25,388

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net income	$10,390	$(4,967)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,431	2,928
Deferred income taxes	(7)	2,193
Net realized and unrealized losses on equity and warrant portfolio	81	46
Stock-based compensation expense, net	6,276	4,502
Restructuring charges	379	20,837
Cash paid for restructuring charges	(1,090)	(17,067)
Changes in assets and liabilities:
Trade and other receivables	(8,192)	(8,669)
Accounts payable	156	(1,941)
Accrued expenses	23,132	20,469
Income taxes recoverable and payable, net	(4,081)	(4,345)
Other assets and liabilities, net	853	(1,020)

Net cash provided by operating activities	30,328	12,966

Cash flows from investing activities:
Capital expenditures	(836)	(2,072)
Proceeds from sales of equity securities	375	137
Payments to consultants related to sales of equity securities	(212)	(17,349)
Proceeds from sales of short-term investments	59,999	150,000
Purchases of short-term investments	(21,185)	(92,775)
Other, net	43	11

Net cash provided by investing activities	38,184	37,952

Cash flows from financing activities:
Proceeds from stock options exercised	1,108	1,892
Purchases of treasury stock	(31,739)	(25,095)
Tax benefits and accruals related to stock-based compensation	582	—
Other	315	—

Net cash used in financing activities	(29,734)	(23,203)

Effect of foreign currency exchange rates on cash and cash equivalents	1,451	(1,704)

Net increase in cash and cash equivalents	40,229	26,011

Cash and cash equivalents:
Beginning of period	69,536	57,665

End of period	$109,765	$83,676

Supplemental schedule of noncash financing activities:
Total value of treasury stock purchases	$32,883	$25,095
Cash paid for treasury stock purchases	(31,739)	(25,095)

Change in accrued treasury stock purchases	$1,144	$—

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net income	$16,316	$1,893
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	5,072	5,956
Deferred income taxes	547	2,146
Net realized and unrealized gains (losses) on equity and warrant portfolio	(115)	196
Stock-based compensation expense, net	11,171	6,127
Restructuring charges	555	20,837
Cash paid for restructuring charges	(4,444)	(20,079)
Changes in assets and liabilities:
Trade and other receivables	(23,725)	(24,530)
Accounts payable	(1,212)	(4,634)
Accrued expenses	(5,499)	3,880
Income taxes recoverable and payable, net	(3,462)	(12,027)
Other assets and liabilities, net	(133)	(4,068)

Net cash used in operating activities	(4,929)	(24,303)

Cash flows from investing activities:
Capital expenditures	(1,327)	(3,125)
Proceeds from sales of equity securities	397	1,313
Payments to consultants related to sales of equity securities	(212)	(18,004)
Proceeds from sales of short-term investments	59,999	156,875
Purchases of short-term investments	(109,999)	(102,550)
Other, net	47	41

Net cash provided by (used in) used in investing activities	(51,095)	34,550

Cash flows from financing activities:
Proceeds from stock options exercised	2,784	5,460
Purchases of treasury stock	(45,536)	(27,498)
Tax benefits and accruals related to stock-based compensation	1,782	—
Other	315	—

Net cash used in financing activities	(40,655)	(22,038)

Effect of foreign currency exchange rates on cash and cash equivalents	2,755	(2,961)

Net decrease in cash and cash equivalents	(93,924)	(14,752)

Cash and cash equivalents:
Beginning of period	203,689	98,428

End of period	$109,765	$83,676

Supplemental schedule of noncash financing activities:
Total value of treasury stock purchases	$49,460	$27,498
Cash paid for treasury stock purchases	(45,536)	(27,498)

Accrued treasury stock purchases	$3,924	$—

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2006	December 31, 2005
	(Unaudited)
Current assets:
Cash and cash equivalents	$109,765	$203,689
Short-term investments	50,000	—
Accounts receivable, net of allowance for doubtful accounts	78,452	53,334
Other receivables	5,183	4,463
Prepaid expenses	8,846	8,178
Income taxes recoverable, net	6,815	3,536
Deferred income taxes, net	8,275	8,579

Total current assets	267,336	281,779

Non-current assets:
Property and equipment, net	18,244	21,104
Assets designated for retirement and pension plans	29,984	26,727
Investments	3,039	1,839
Other non-current assets	5,982	5,216
Goodwill	47,782	46,655
Other intangible assets, net	6,071	6,239
Deferred income taxes, net	21,120	21,363

Total non-current assets	132,222	129,143

Total assets	$399,558	$410,922

Current liabilities:
Accounts payable	$8,865	$6,019
Accrued salaries and employee benefits	80,337	84,169
Other accrued liabilities	28,538	25,314
Current portion of accrued restructuring charges	3,588	6,313

Total current liabilities	121,328	121,815

Non-current liabilities:
Retirement and pension plans	35,398	31,446
Non-current portion of accrued restructuring charges	11,133	12,297
Other non-current liabilities	8,169	7,879

Total non-current liabilities	54,700	51,622

Stockholders’ equity	223,530	237,485

Total liabilities and stockholders’ equity	$399,558	$410,922